AquaBounty Technologies, Inc.
Results for the quarter ended September 30, 2017
MAYNARD, Massachusetts, November 2, 2017 - AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a biotechnology company focused on enhancing productivity in the aquaculture market and a majority-owned subsidiary of Intrexon Corporation (NYSE: XON), announces the Company’s financial results for the quarter ended September 30, 2017.
Financial and Operational Summary:

•	Commenced work on upgrades to the Indiana farm site to increase its capacity to 1200 metric tons;

•	completed renovations in Rollo Bay on the hatchery building and progressed construction activities on the 250-metric-ton production and broodstock buildings;

•
net loss for the nine-month period ended September 30, 2017, increased to $6.6 million from $5.8 million in the corresponding period of the previous year, reflecting investment in the Indiana farm site and Rollo Bay hatchery; and

•	cash and cash equivalents were $4.7 million (December 31, 2016: $3.3 million).
Ronald Stotish, Chief Executive Officer of AquaBounty, stated: “In this quarter, our primary focus has been on getting our Indiana farm site ready for FDA inspection. This is in advance of stocking the facility with AquAdvantage® Salmon eggs, which we hope will occur next spring. We also anticipate the construction of the production and broodstock buildings at our Rollo Bay farm site to be completed early next year.”
For further information, please contact:
Dave Conley, Director of Communications
AquaBounty Technologies, Inc.
+1 613 294 3078
Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements regarding the potential for, progress toward, and possible timing for upgrading the Company’s farm site in Indiana and constructing production and broodstock buildings in Rollo Bay; expected production capacities of the Company’s facilities; progress in readying the Indiana farm site for FDA inspection and the possibility of the regulatory approval of that site by the FDA; and the potential for and timing of stocking that facility with AquAdvantage® Salmon eggs. Forward-looking statements may be identified with words such as “will,” “may,” “expect,” “plan,” “anticipate,” “upcoming,” “believe,” “estimate,” or similar terminology, and the negative of these terms. Forward-looking statements are not promises or guarantees of future performance and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, please refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.aquabounty.com and on the SEC’s website at www.sec.gov.

AquaBounty Technologies, Inc.
Consolidated Balance Sheets
(Unaudited)

	As of
	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$4,717,821	$3,324,609
Certificate of deposit	13,489	10,666
Other receivables	219,334	164,743
Inventory	78,499	—
Prepaid expenses and other assets	245,242	72,983
Total current assets	5,274,385	3,573,001

Property, plant and equipment, net	19,478,853	1,723,707
Definite lived intangible assets, net	188,421	198,698
Indefinite lived intangible assets	191,800	191,800
Other assets	162,093	21,628
Total assets	$25,295,552	$5,708,834

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,602,396	$1,017,851
Current debt	55,223	17,913
Total current liabilities	1,657,619	1,035,764

Long-term debt	3,059,990	2,645,015
Total liabilities	4,717,609	3,680,779

Commitments and contingencies

Stockholders' equity:
Common stock, $0.001 par value, 200,000,000 shares authorized;
8,895,094 (2016: 6,463,936) shares outstanding	8,895	6,464
Additional paid-in capital	126,681,495	101,581,724
Accumulated other comprehensive loss	(243,188)	(286,272)
Accumulated deficit	(105,869,259)	(99,273,861)
Total stockholders' equity	20,577,943	2,028,055

Total liabilities and stockholders' equity	$25,295,552	$5,708,834

AquaBounty Technologies, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues
Product revenues	$—	$—	$53,278	$—

Costs and expenses
Product costs	—	—	50,777	—
Sales and marketing	195,947	209,556	607,145	650,075
Research and development	860,903	974,980	2,517,242	2,705,978
General and administrative	1,382,380	824,381	3,453,516	2,428,044
Total costs and expenses	2,439,230	2,008,917	6,628,680	5,784,097

Operating loss	(2,439,230)	(2,008,917)	(6,575,402)	(5,784,097)

Other income (expense)
Interest expense	(5,597)	(131,301)	(16,130)	(238,940)
Gain on disposal of equipment	—	—	—	2,861
Other income (expense), net	(1,392)	(1,608)	(3,866)	(4,463)
Total other income (expense)	(6,989)	(132,909)	(19,996)	(240,542)

Net loss	$(2,446,219)	$(2,141,826)	$(6,595,398)	$(6,024,639)

Other comprehensive income (loss):
Foreign currency translation gain (loss)	34,933	13,659	43,084	(86,516)
Total other comprehensive income (loss)	34,933	13,659	43,084	(86,516)

Comprehensive loss	$(2,411,286)	$(2,128,167)	$(6,552,314)	$(6,111,155)

Basic and diluted net loss per share	$(0.28)	$(0.41)	$(0.76)	$(1.15)
Weighted average number of common shares -
basic and diluted	8,895,094	5,250,510	8,731,178	5,249,776

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